Exhibit 99.1
BURGER KING HOLDINGS NAMES 23 YEAR COMPANY VETERAN
JULIO RAMIREZ EXECUTIVE VICE PRESIDENT, GLOBALOPERATIONS
Jim Hyatt Leaves as Executive Vice President and Chief Global Operations Officer
MIAMI-Sept. 18, 2007-Burger King Holdings Inc. (NYSE:BKC) announced today the appointment of Julio Ramirez as executive vice president, global operations, effective immediately. Ramirez will report to John Chidsey, chief executive officer.
Ramirez has worked for Burger King Corp. for more than 20 years, most recently as president of the Latin America region. In his new role, Ramirez will support the company’s efforts to remain a leader in operations excellence around the world. He will continue to drive refinements in process, equipment and technology in every BURGER KING(R) restaurant worldwide.
“Julio’s performance as president of Latin America, which includes 14 years of positive comparable sales performance and operational excellence across the region, makes him the natural choice for our operations leader,” Chidsey said. “In addition, Julio is representative of the depth of our executive bench strength, and our ability to seamlessly transition leadership roles. Julio’s enthusiasm for the brand is well known throughout the company, and his global experience will help us set a new standard for BURGER KING(R) operational excellence.”
Ramirez has held several key positions during his tenure at Burger King Corp. He served two years as senior vice president of franchise operations and development for BKC, where he was responsible for the management of franchise operations in the United States and Canada, as well as for company operations in Canada. Earlier in his career with BKC, he worked in several positions in marketing and operations, serving as director of field marketing for the United States and director of field promotions for the Southeast region.
Prior to joining BKC in 1984, Ramirez worked with Xerox, Southern Bell Telephone and AT&T Information Systems. Ramirez holds a bachelor’s degree in economics from Georgia State University and an MBA from the University of Georgia.
Ramirez replaces Jim Hyatt, who has left the company to become the president and chief executive officer of Cosi, an emerging national convenience restaurant chain. “Jim has been and will continue to be a great ambassador of our brand,” Chidsey said. “His keen understanding of restaurant operations was instrumental to the BURGER KING(R) turnaround and improvements in our brand image. Thanks to Jim’s leadership, the entire system, including our management team and franchisees, is more united and focused than ever before. On behalf of the entire BURGER KING(R) family, I wish Jim the best in his new endeavor.”
About Burger King Holdings
The BURGER KING(R) system operates more than 11,200 restaurants in all 50 states and 69 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING(R) restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.
CONTACT: Burger King Holdings Inc., Miami
BKC Media Relations
Keva Silversmith, 305-378-3797
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com